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                                   EXHIBIT 99
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LATTICE SEMICONDUCTOR COMPLETES ACQUISITION OF VANTIS CORPORATION

HILLSBORO, ORE. - JUNE 15, 1999 - Lattice Semiconductor Corporation (NASDAQ:
LSCC) today announced that it has completed its previously announced acquisition of Vantis Corporation from Advanced Micro Devices (NYSE: AMD) for $500 million in cash. The acquisition strongly positions Lattice to deliver innovative, higher density programmable solutions and further strengthens its leadership position in the PLD marketplace. The acquisition will be accounted for as a purchase. In future quarterly financial statements Lattice will report, on a supplemental basis, earnings before goodwill ("EBG") to allow investors to analyze the Company's cash earnings. Following the acquisition, the combined company will be one of the world's leading providers of high density programmable devices. Lattice will have a significant presence in the majority of leading telecom and datacom customers and an unparalleled breadth of PLD product offerings versus the competition. Based on proforma financial results for calendar 1998, the combined revenues of the two companies would have been approximately $400 million.

"Customers, employees and shareholders will benefit from this highly strategic move by Lattice," stated Cyrus Y. Tsui, president and chief executive officer. "The expanded product line, increased R&D resources and extended market reach of the combined company will greatly enhance our ability to compete in the market and meet the rapidly changing needs of our customers."

"We are excited to be joining the Lattice team," said Frank Barone, chief operating officer of Vantis. "We believe that the combined strength of our two organizations will greatly expand our presence in the attractive PLD market."

The foregoing paragraphs contain forward-looking statements within the meaning of the Federal Securities laws including statements about future quarterly financial statements, the combined company, customers, product offerings, revenues and ability to compete. Investors are cautioned that actual events and results could differ materially from these forward-looking statements as a result of a number of factors, including Lattice's ability to integrate Vantis into its operations, to retain key management of Vantis, to retain key customers and suppliers of Vantis and Lattice, and to increase sales under the Lattice trademark as well as the effect of overall semiconductor market conditions.

Oregon-based Lattice Semiconductor Corporation designs, develops and markets the broadest range of high-performance ISP(tm) programmable logic devices
(PLDs). Lattice introduced ISP devices to the industry in 1992. In June 1999, Lattice acquired Vantis, the company that invented the PLD. With double the engineering and sales resources, the combined company will focus on developing and delivering innovative programmable products to a complementary customer base.


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Lattice/Vantis products are sold worldwide through an extensive network of independent sales representatives and distributors, primarily to OEM customers in the communication, computing, industrial and military end markets. Company headquarters are located at 5555 N.E. Moore Court, Hillsboro, Oregon 97124 U.S.A.; Telephone (503) 268-8000; FAX (503) 268-8037.
For more information access our web sites at WWW.LATTICESEMI.COM and WWW.VANTIS.COM.

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ISP and in-system programmable are trademarks of Lattice Semiconductor
Corporation.

Press Contact:                      Investor Contact:
Steve Skaggs                        Rodney Sloss
Senior Vice President               Vice President, Finance
Chief Financial Officer             (503) 268-8000
(503) 268-8000